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                                                                   EXHIBIT 23.11

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Chancellor Media Corporation:

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 5, 1998, except for Notes 2 and 14 as to which the date is April 27, 1998 with respect to the consolidated financial statements of SFX Broadcasting, Inc. and Subsidiaries, included in the Joint Proxy Statement/Prospectus of Chancellor Media Corporation that is made a part of the Registration Statement (Form S-4) and Prospectus of Chancellor Media Corporation to approve and adopt the Agreement and Plan of Merger between Chancellor Media Corporation and Ranger Equity Holdings Corporation.

                                       Ernst & Young LLP

New York, New York
February 16, 1999